Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 25, 2019	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank (Bank), today reported net income of $793 thousand or $0.45 per diluted share, for the three months ended September 30, 2019 as compared to $748 thousand or $0.42 per diluted share for the same period in 2018. The $45 thousand increase in net income during the three months ended September 30, 2019 was primarily attributable to a $29 thousand decrease in the provision for loan losses, a $54 thousand decrease in non-interest expense and a $3 thousand increase in net interest income, which were partially offset by a $41 thousand increase in income tax expense. The increase in net interest income during the three months ended September 30, 2019 was attributable to a $155 thousand increase in interest income, which was partially offset by a $152 thousand increase in interest expense. The increase in interest income for the quarter ended September 30, 2019 was primarily attributable to higher yields on the Company’s investment and mortgage-backed securities and Federal Home Loan Bank (FHLB) stock. The increase in interest expense during the three months ended September 30, 2019, when compared to the same period in 2018, was primarily attributable to higher market interest rates paid on FHLB advances and time deposits, as well as higher average balances of time deposits. The decrease in the provision for loan losses was primarily due to lower levels of construction and land acquisition and development loans during the quarter ended September 30, 2019, when compared to the same period in 2018. The decrease in non-interest expense for the three months ended September 30, 2019 was primarily attributable to a $51 thousand decrease in federal deposit insurance premium expense resulting from the application of Small Bank Assessment Credits by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC will provide small banks (those with consolidated assets of less than $10 billion) assessment credits after the Deposit Insurance Fund ratio reaches, and remains at, 1.38 percent. The Bank’s remaining future assessment credits totaled approximately $64 thousand at September 30, 2019. The increase in income tax expense for the three months ended September 30, 2019 was primarily due to higher taxable income, when compared to the same period in 2018.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2019 (Unaudited)	June 30, 2019 (Unaudited)
Total assets	$358,573	$355,818
Cash and Cash Equivalents	7,313	4,379
Certificates of Deposits	2,587	1,843
Investment securities available-for-sale	134,750	132,780
Investment securities held-to-maturity	3,495	3,995
Mortgage-backed securities held-to-maturity	106,316	108,331
Net loans receivable	90,333	90,588
Deposits	159,624	146,435
FHLB advances: short-term	59,554	70,828
FHLB advances: long-term fixed-rate	15,000	15,000
FHLB advances: long-term variable-rate	85,000	85,000
Equity	36,638	36,049
Book value per share – Common Equity	18.93	18.55
Book value per share – Tier I Equity	18.90	18.54
Annualized Return on average assets	0.90%	0.80%
Annualized Return on average equity	8.81%	8.14%
Tier I leverage ratio	10.33%	10.20%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2019	2018
Interest income	$2,987	$2,832
Interest expense	1,184	1,032

Net interest income	1,803	1,800
Provision for loan losses	(10)	19

Net interest income after provision for loan losses	1,813	1,781
Non-interest income	110	110
Non-interest expense	847	901

Income before income tax expense	1,076	990
Income taxes	283	242

NET INCOME	$793	$748

EARNINGS PER SHARE:
Basic	$0.45	$0.42
Diluted	$0.45	$0.42

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,775,561	1,793,055
Diluted	1,775,561	1,793,272